Exhibit 10.2

IRREVOCABLE TRUST FOR THE

DIRECTOR DEFERRED COMPENSATION PLAN

(A Rabbi Trust with model language of IRS Rev. Proc. 92-64)

THIS IRREVOCABLE TRUST FOR THE DIRECTOR DEFERRED COMPENSATION PLAN ("TRUST") is made this 28th day of September, 2012, by and between MBT Financial Corp. (“MBT”), Grantor and the Wealth Management Group of Monroe Bank & Trust, (“Trustee”), Trustee.

WHEREAS, MBT has adopted a nonqualified deferred compensation plan, titled the "Director Deferred Compensation Plan" ("Plan"), for its directors, and;

WHEREAS, MBT has incurred or expects to incur liability under the terms of such Plan with respect to the individual(s) participating in such Plan; and

WHEREAS, MBT wishes to establish a Trust and to contribute to the Trust assets that shall be held therein, subject to the claims of MBT’s creditors in the event of MBT’s insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for such of MBT’s directors who participate for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of MBT to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust

A. MBT hereby deposits with Trustee in trust, shares of MBT Financial Corp. common stock and/or cash, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

B. The Trust hereby established shall be irrevocable.

C. The Trust is intended to be a grantor trust, of which MBT is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

D. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of MBT and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against MBT. Any assets held by the Trust will be subject to the claims of MBT’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3, A herein.

E. MBT, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposit.

Section 2. Payments to Plan Participants and Their Beneficiaries.

A. MBT shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect to each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by MBT.

B. The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by MBT or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

C. MBT may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. MBT shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, MBT shall make the balance of each such payment as it falls due. Trustee shall notify MBT where principal and earnings are not sufficient.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When MBT Is Insolvent.

A. Trustee shall cease payment of benefits to Plan participants and their beneficiaries if MBT is Insolvent. MBT shall be considered “Insolvent” for purposes of this Trust Agreement if (i) MBT is unable to pay its debts as they become due, or (ii) MBT is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

B. At all times during the continuance of this Trust, as provided in Section 1, D hereof, the principal and income of the Trust shall be subject to claims of general creditors of MBT under federal and state law as set forth below.

1. The Board of Directors and Chief Executive Officer of MBT shall have the duty to inform Trustee in writing of MBT’s insolvency. If a person claiming to be a creditor of MBT alleges in writing to Trustee that MBT has become Insolvent, Trustee shall determine whether MBT is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

2. Unless Trustee has actual knowledge of MBT’s Insolvency, or has received notice from MBT or a person claiming to be a creditor alleging that MBT is Insolvent, Trustee shall have no duty to inquire whether MBT is Insolvent. Trustee may in all events rely on such evidence concerning MBT’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning MBT’s solvency.

3. If at any time Trustee has determined that MBT is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of MBT’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of MBT with respect to benefits due under the Plan or otherwise.

4. Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust only after Trustee has determined that the Company is not Insolvent (or is no longer insolvent).

C. Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3, B hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by MBT in lieu of payments provided for hereunder during any such period of discontinuance.

Section 4. Investment Authority.

A. MBT shall execute an Investment Policy Statement which shall set forth the parameters of Trustee’s authority and investment options.

B. Trustee may invest in securities (including common stock) or obligations issued by MBT. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

C. MBT shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by MBT in a nonfiduciary capacity without approval or consent of any person in a fiduciary capacity.

Section 5. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 6. Resignation or Removal of Trustee.

A. The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise. The Company may remove the Trustee on 10 days notice or upon shorter notice accepted by the Trustee.

B. Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless MBT extends the time limit.

C. If Trustee resigns or is removed, a successor shall be appointed, in accordance with paragraph D, hereof, by the effective date of resignation or removal under paragraph D, of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

D. If Trustee resigns or is removed, MBT may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by MBT or the successor Trustee to evidence transfer.

Section 7. Amendment or Termination.

A. This Trust may be amended by a written instrument executed by Trustee and MBT. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

B. The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to MBT.

Section 8. Miscellaneous.

A. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

B. Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment , garnishment, levy, execution or other legal or equitable process.

C. This Trust Agreement shall be governed by and construed in accordance with the laws of the state of Michigan.

This Trust Agreement shall be effective as of the date first above written.

MBT Financial Corp.	Monroe Bank & Trust

/s/ H. Douglas Chaffin	/s/ Scott E. McKelvey
By: H. Douglas Chaffin	By: Scott E. McKelvey
Its: President and Chief Executive Officer	Its: Executive Vice President, Senior Wealth Management Officer